Exhibit 99.1

Contact:	Michael R. Sand, President & CEO Dean J. Brydon, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp Fiscal Year Net Income Increases 18% to $16.72 Million
•	Fiscal Year Earnings Per Share Increases 16% to $2.22
•	Fiscal Year Return on Average Equity Increases to 14.27%
•	Fiscal Year Return on Average Assets Increases to 1.70%
•	Announces $0.13 Regular Quarterly Dividend and $0.10 Special Dividend
•	Acquisition of South Sound Bank Completed on October 1, 2018

HOQUIAM, WA – November 1, 2018 - Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported that net income increased 18% to $16.72 million for the fiscal year ended September 30, 2018 from $14.17 million for the fiscal year ended September 30, 2017. Earnings per diluted common share ("EPS") increased 16% to $2.22 for the fiscal year 2018 from $1.92 for the prior fiscal year.  EPS for the fiscal year ended September 30, 2018 was reduced by approximately $0.06 due to paying expenses associated with the acquisition of South Sound Bank.

Timberland also reported quarterly net income of $4.42 million, or $0.59 per diluted common share, for the quarter ended September 30, 2018.  This compares to net income of $4.42 million, or $0.59 per diluted common share, for the preceding quarter and net income of $3.62 million, or $0.48 per diluted common share, for the quarter ended September 30, 2017.  EPS for the quarter ended September 30, 2018 was reduced by approximately $0.03 due to paying expenses associated with the acquisition of South Sound Bank.

Timberland's Board of Directors declared a quarterly cash dividend to shareholders of $0.13 per common share and a special one-time cash dividend of $0.10 per common share payable on November 30, 2018, to shareholders of record on November 16, 2018.

"We are pleased today to announce record net income for the year ended September 30, 2018 and, for the eighth consecutive fiscal year, increases in net income, earnings per share, return on average equity and return on average assets," reported Michael Sand, President and CEO.  "Continued loan and deposit growth combined with net interest margin expansion and the employment of a 24.5% blended federal income tax rate contributed to the strong financial performance achieved this year.  On October 1st, the first day of our new fiscal year, the Company's federal income tax rate decreased to 21.0% from the 24.5% blended tax rate applicable during the fiscal year just ended.  Also on October 1st the South Sound Bank acquisition closed and immediately expanded our presence along Washington State's economically important I-5 corridor.  Acquisition related expenses for the quarter and year ended September 30, 2018 were $344,000 and $616,000, respectively, reducing EPS by approximately $0.03 for the September quarter and $0.06 for the fiscal year.  In consideration of our strong earnings and capital position we are pleased to announce the declaration of a special dividend of $0.10 per share in conjunction with our regular $0.13 dividend.  The payment of these two dividends combined with the dividends paid for the three prior quarters represents a return to shareholders of $0.72 per share for the four quarter period."

2018 Fiscal Year Earnings and Balance Sheet Highlights (at or for the period ended September 30, 2018, compared to September 30, 2017, or June 30, 2018):

   Earnings Highlights:
•	Net income increased 18% to $16.72 million for the 2018 fiscal year from $14.17 million for the prior fiscal year;
•	Fiscal year 2018 EPS increased 16% to $2.22 from $1.92 for fiscal year 2017;
•	Quarterly EPS increased 23% to $0.59 from $0.48 for the comparable quarter one year ago;
•	Return on average equity increased to 14.47% for the current quarter and 14.27% for the 2018 fiscal year;
•	Return on average assets increased to 1.76% for the current quarter and 1.70% for the 2018 fiscal year;
•	Net interest margin improved to 4.35% for the current quarter and 4.23% for the 2018 fiscal year;
•	Operating revenue increased 9% for the 2018 fiscal year; and
•	Efficiency ratio improved to 56.55% for the 2018 fiscal year.

Timberland Fiscal Q4 2018 Earnings
November 1, 2018

   Balance Sheet Highlights:
•	Total assets increased 7% year-over-year to $1.02 billion;
•	Total deposits increased 6% year-over-year;
•	Net loans receivable increased 5% year-over-year; and
•	Book and tangible book (non-GAAP) values per common share increased to $16.84 and $16.08, respectively, at September 30, 2018.

Operating Results

Operating revenue (net interest income before the recapture of loan losses, plus non-interest income excluding other than temporary impairment ("OTTI") charges (recoveries) on investment securities) increased 9% for the 2018 fiscal year to $51.53 million from $47.48 million for the 2017 fiscal year.  For the current quarter operating revenue increased by 10% to $13.44 million from $12.24 million for the comparable quarter one year ago and increased 5% from $12.85 million for the preceding quarter.

Net interest income for the 2018 fiscal year increased 11% to $39.06 million from $35.14 million for the 2017 fiscal year.  The increase in net interest income was primarily due to an increase in average total interest-earning assets, an increase in the yield earned on average total interest-earning assets, and the elimination of FHLB borrowing expense.  These increases to net interest income were partially offset by an increase in the cost of interest-bearing deposits.  Net interest income for the current quarter increased 12% to $10.27 million from $9.13 million for the comparable quarter one year ago and increased 6% from $9.73 million for the preceding quarter.  The increase in net interest income compared to the preceding quarter was primarily due to an increase in average total interest-earning assets and an increase in the yield earned on average total interest-earning assets, which was partially offset by an increase in the cost of interest-bearing deposits.

Timberland's net interest margin ("NIM") for the fiscal year ended September 30, 2018, increased to 4.23% from 4.07% for the fiscal year ended September 30, 2017.  The net interest margin for the current quarter increased to 4.35% from 4.18% for the preceding quarter and 4.18% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately five basis points due to the collection of $107,000 of non-accrual interest and late fees.  The NIM for the preceding quarter was not impacted by the collection of any non-accrual interest and the NIM for the comparable quarter one year ago was increased by less than one basis point due to the collection of $8,000 of non-accrual interest.

Non-interest income for fiscal year 2018 increased 1% to $12.54 million from $12.37 million for the prior fiscal year.  The increase was primarily due to increases in ATM and debit card interchange transaction fees, services charges on deposits, servicing income on loans sold and smaller increases in several other categories.  These increases were partially offset by a decrease in gain on sale of loans.  Non-interest income increased 1% to $3.18 million for the current quarter from $3.15 million for the preceding quarter and increased 1% from $3.15 million for the comparable quarter one year ago.

For fiscal year 2018, total (non-interest) operating expense increased 6% to $29.18 million from $27.52 million for the prior fiscal year.  The increased expenses were primarily due to an $832,000 increase in salaries and employee benefits, a $503,000 increase in professional fees and smaller increases in several other categories.  The increase in salaries and benefits expense was primarily due to annual salary adjustments and the hiring of additional lending personnel.  The increase in professional fees was primarily due to $616,000 in acquisition related expenses incurred during the fiscal year.  The efficiency ratio for fiscal year 2018 improved to 56.55% from 57.92% for fiscal year 2017.  Total operating expenses for the current quarter increased 8% to $7.66 million from $7.12 million for the preceding quarter and increased 11% from $6.91 million for the comparable quarter one year ago.  The increased expenses for the current quarter compared to the preceding quarter were primarily due to an increase of $193,000 in professional fees, a $121,000 increase in OREO and other repossessed asset expense and smaller increases in several other categories.  The increase in professional fees was primarily due to acquisition related expenses of $344,000 incurred during the current quarter.  The increase in OREO related expenses was primarily due to a $124,000 gain on sale of an OREO property during the preceding quarter, which reduced expenses for the quarter ended June 30, 2018.

The provision for income taxes for fiscal year 2018 decreased by $1.38 million to $5.70 million from $7.08 million for fiscal year 2017, primarily due to the Tax Cuts and Job Acts legislation which was signed into law on December 22, 2017.  As a result of the new legislation (which decreased the federal corporate income tax rate to 21.0% from 35.0%), Timberland

Timberland Fiscal Q4 2018 Earnings
November 1, 2018

recorded a one-time income tax expense of $548,000 in conjunction with writing down its net deferred tax asset ("DTA") during the quarter ended December 31, 2017 and began using a lower blended federal income tax rate for the current fiscal year.  Since Timberland is a September 30th fiscal year-end corporation, it used a blended federal income tax rate of 24.5% for the fiscal year ending September 30, 2018, and began using a 21.0% federal income tax rate on October 1, 2018.  As a result of these changes, Timberland's effective tax rate for fiscal year 2018 was 25.4% compared to 33.3% for fiscal year 2017.

The provision for income taxes for the current quarter increased by $36,000 to $1.37 million from $1.33 million for the preceding quarter, primarily due to higher pre-tax income.  Timberland's effective tax rate for the quarter ended September 30, 2018, was 23.7%.

Balance Sheet Management

Total assets increased $66.27 million, or 7%, during the fiscal year to $1.02 billion at September 30, 2018, from $952.02 million at September 30, 2017.  This increase was primarily due to a $35.03 million increase in net loans receivable, a $20.26 million increase in CDs held for investment, and a $5.58 million increase in investment securities.  Total assets increased $11.91 million, or 1%, to $1.02 billion at September 30, 2018, from $1.01 billion at June 30, 2018.  The increase was primarily due to an $8.07 million increase in net loans receivable and a $4.84 million increase in investment securities, which was partially offset by a $7.96 million net decrease in total cash and cash equivalents.  Total assets at September 30, 2018 also included a $6.90 million escrow deposit related to the South Sound Bank acquisition transaction, which was completed on October 1, 2018.  The $6.90 million escrow deposit represented the cash portion of the payment to South Sound Bank shareholders.  In addition to the cash portion, South Sound Bank shareholders also received 904,826 shares of Timberland Bancorp, Inc. common stock.

Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment and available for sale investment securities, was 23.9% of total liabilities at September 30, 2018, compared to 25.0% at June 30, 2018, and 22.9% one year ago.

Net loans receivable increased $35.03 million, or 5%, during the fiscal year to $725.39 million at September 30, 2018, from $690.36 million at September 30, 2017.  The increase was primarily due to a $19.84 million increase in construction loans, a $16.19 million increase in commercial real estate loans, a $3.32 million increase in multi-family loans and smaller increases in several other categories.  These increases were partially offset by a $2.21 million decrease in one- to four-family mortgage loans and smaller decreases in several other categories.

Net loans receivable increased $8.07 million, or 1%, during the current quarter to $725.39 million at September 30, 2018, from $717.32 million at June 30, 2018.  The increase was primarily due to a $20.13 million increase in construction loans, a $3.76 million increase in multi-family loans and smaller increases in several other categories.  These increases to net loans receivable were partially offset by a $17.56 million increase in the undisbursed portion of construction loans in process and smaller decreases in several other loan categories.

Timberland Fiscal Q4 2018 Earnings
November 1, 2018

LOAN PORTFOLIO
($ in thousands)	September 30, 2018		June 30, 2018		September 30, 2017
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$115,941	14%	$114,148	14%	$118,147	15%
Multi-family	61,928	8	58,169	7	58,607	7
Commercial	345,113	42	345,543	44	328,927	42
Construction - custom and
owner/builder	119,555	15	113,468	14	117,641	15
Construction - speculative one-to four-family	15,433	2	10,146	1	9,918	1
Construction - commercial	39,590	5	26,347	3	19,630	3
Construction - multi-family	10,740	1	15,225	2	21,327	3
Construction - land
development	3,040	--	3,190	1	--	--
Land	25,546	3	23,662	3	23,910	3
Total mortgage loans	736,886	90	709,898	89	698,107	89

Consumer loans:
Home equity and second
mortgage	37,341	5	38,143	5	38,420	5
Other	3,515	--	3,674	1	3,823	--
Total consumer loans	40,856	5	41,817	6	42,243	5

Commercial business loans (b)	43,053	5	43,284	5	44,444	6
Total loans	820,795	100%	794,999	100%	784,794	100%
Less:
Undisbursed portion of
construction loans in
process	(83,237)		(65,674)		(82,411)
Deferred loan origination
fees	(2,637)		(2,469)		(2,466)
Allowance for loan losses	(9,530)		(9,532)		(9,553)
Total loans receivable, net	$725,391		$717,324		$690,364
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $1,785, $2,321 and $3,515 at September 30, 2018, June 30, 2018 and September 30, 2017, respectively.
(b)	Does not include commercial business loans held for sale totaling $84 at September 30, 2017.

Timberland originated $99.27 million in loans during the quarter ended September 30, 2018, compared to $85.10 million for the comparable quarter one year ago and $70.46 million for the preceding quarter.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of U.S. Small Business Administration ("SBA") loans.  During the fourth quarter of fiscal 2018 fixed-rate one- to four-family mortgage loans and SBA loans totaling $17.42 million were sold compared to $15.88 million for the comparable quarter one year ago and $17.74 million for the preceding quarter.

Timberland's investment securities and other investments increased $4.84 million, or 40%, to $16.96 million at September 30, 2018, from $12.13 million at June 30, 2018, primarily due to the purchase of a $4.96 million U.S. Treasury security. Timberland's CDs held for investment increased slightly to $63.29 million at September 30, 2018, from $63.13 million at June 30, 2018.

Timberland Fiscal Q4 2018 Earnings
November 1, 2018

DEPOSIT BREAKDOWN ($ in thousands)
	September 30, 2018		June 30, 2018		September 30, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$233,258	26%	$229,201	26%	$205,952	25%
NOW checking	225,290	25	222,203	25	220,315	26
Savings	151,404	17	148,690	17	140,987	17
Money market	127,791	15	129,559	15	122,877	15
Money market – reciprocal	9,955	1	10,084	1	8,125	1
Certificates of deposit under $250	120,443	14	120,156	14	120,844	14
Certificates of deposit $250 and over	18,164	2	17,637	2	15,601	2
Certificates of deposit – brokered	3,201	--	3,197	--	3,197	--
Total deposits	$889,506	100%	$880,727	100%	$837,898	100%

Total deposits increased $51.61 million, or 6%, during the fiscal year to $889.51 million at September 30, 2018, from $837.90 million at September 30, 2017. This increase was primarily due to $27.31 million increase in non-interest-bearing demand account balances, a $10.42 million increase in savings account balances, a $6.74 million increase in money market account balances and smaller increases in other account types.

Total deposits increased $8.78 million, or 1%, during the current quarter to $889.51 million at September 30, 2018, from $880.73 million at June 30, 2018. This increase was primarily due to $4.06 million increase in non-interest-bearing demand account balances, a $3.09 million increase in NOW checking account balances, and a $2.71 million increase in savings account balances.  These increases were partially offset by a $1.90 million decrease in money market account balances.

Shareholders' Equity

Total shareholders' equity increased $3.76 million to $124.66 million at September 30, 2018, from $120.89 million at June 30, 2018.  The increase in shareholders' equity was primarily due to net income of $4.42 million for the quarter, which was partially offset by dividend payments to shareholders of $962,000.

Capital Ratios and Asset Quality

Timberland remains well capitalized with a total risk-based capital ratio of 18.39% and a Tier 1 leverage capital ratio of 11.98% at September 30, 2018.

Asset quality remains strong with the non-performing assets to total assets ratio improving to 0.36% at September 30, 2018, compared to 0.60% one year ago and 0.56% at June 30, 2018.

No provision for loan losses was made for the quarters ended September 30, 2018, June 30, 2018, and September 30, 2017.  Net charge-offs totaled $2,000 for the current quarter compared to $12,000 for the preceding quarter and $57,000 for the comparable quarter one year ago.  The allowance for loan losses was 1.30% of loans receivable at September 30, 2018, compared to 1.31% at June 30, 2018, and 1.36% at September 30, 2017.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $870,000, or 25%, to $2.56 million at September 30, 2018, from $3.43 million at June 30, 2018, and increased $143,000, or 6%, from $2.41 million one year ago.  Non-accrual loans decreased $1.39 million, or 51%, to $1.32 million at September 30, 2018, from $2.71 million at June 30, 2018, and decreased $594,000, or 31%, from $1.91 million one year ago.

Timberland Fiscal Q4 2018 Earnings
November 1, 2018

NON-ACCRUAL LOANS

($ in thousands)	September 30, 2018		June 30, 2018		September 30, 2017
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$545	5	$1,361	7	$874	7
Commercial	--	--	598	3	213	2
Land	243	2	295	3	566	4
Total mortgage loans	788	7	2,254	13	1,653	13

Consumer loans:
Home equity and second
mortgage	359	5	278	6	258	5
Total consumer loans	359	5	278	6	258	5

Commercial business loans	170	2	174	2	--	6
Total loans	$1,317	14	$2,706	21	$1,911	16

OREO and other repossessed assets decreased 9% to $1.91 million at September 30, 2018, from $2.11 million at June 30, 2018, and decreased 42% from $3.30 million at September 30, 2017.  At September 30, 2018, the OREO and other repossessed asset portfolio consisted of 10 individual land parcels and two commercial real estate properties.  During the quarter ended September 30, 2018, one OREO property was sold for a net gain of $12,000.

OREO and OTHER REPOSSESSED ASSETS

($ in thousands)	September 30, 2018		June 30, 2018		September 30, 2017
	Amount	Quantity	Amount	Quantity	Amount	Quantity
One- to four-family	$--	--	$--	--	$875	2
Commercial	448	2	448	2	533	2
Land	1,465	10	1,664	11	1,865	11
Consumer	--	--	--	--	28	1
Total	$1,913	12	$2,112	13	$3,301	16

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders' equity less goodwill.  In addition, tangible assets equal total assets less goodwill.

The following table provides a reconciliation of ending shareholders' equity (GAAP) to ending tangible shareholders' equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

Timberland Fiscal Q4 2018 Earnings
November 1, 2018

($ in thousands)	September 30, 2018	June 30, 2018	September 30, 2017

Shareholders' equity	$124,657	$120,894	$111,000
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible common equity	$119,007	$115,244	$105,350

Total assets	$1,018,290	$1,006,383	$952,024
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible assets	$1,012,640	$1,000,733	$946,374

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank").  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could."  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the expected cost savings, synergies and other financial benefits from our acquisition of South Sound Bank might not be realized within the expected time frames or at all; the integration of the combined company, including personnel changes/retention, might not proceed as planned; and the combined company might not perform as well as expected; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q4 2018 Earnings
November 1, 2018

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Sept. 30,	June 30,	Sept. 30,
(unaudited)	2018	2018	2017
Interest and dividend income
Loans receivable	$9,956	$9,530	$9,104
Investment securities	70	51	73
Dividends from mutual funds, FHLB stock and other investments	37	31	28
Interest bearing deposits in banks	989	845	505
Total interest and dividend income	11,052	10,457	9,710

Interest expense
Deposits	782	730	581
Total interest expense	782	730	581
Net interest income	10,270	9,727	9,129

Provision for loan losses	--	--	--
Net interest income after provision for loan losses	10,270	9,727	9,129

Non-interest income
Service charges on deposits	1,134	1,137	1,170
ATM and debit card interchange transaction fees	922	921	895
Gain on sale of loans, net	467	435	502
Bank owned life insurance ("BOLI") net earnings	140	134	139
Servicing income on loans sold	127	121	114
Recoveries on investment securities, net	13	19	33
Other	378	378	292
Total non-interest income	3,181	3,145	3,145

Non-interest expense
Salaries and employee benefits	3,877	3,912	3,732
Premises and equipment	871	795	787
Loss on disposition of premises and equipment, net	11	--	2
Advertising	191	205	199
OREO and other repossessed assets, net	29	(92)	--
ATM and debit card processing	314	334	369
Postage and courier	115	104	111
State and local taxes	190	169	125
Professional fees	561	368	258
FDIC insurance	52	101	42
Loan administration and foreclosure	89	76	93
Data processing and telecommunications	511	465	476
Deposit operations	376	285	225
Other, net	472	400	492
Total non-interest expense, net	7,659	7,122	6,911

Income before income taxes	5,792	5,750	5,363
Provision for income taxes	1,370	1,334	1,748
Net income	$4,422	$4,416	$3,615

Net income per common share:
Basic	$0.60	$0.60	$0.50
Diluted	0.59	0.59	0.48

Weighted average common shares outstanding:
Basic	7,352,013	7,345,618	7,280,773
Diluted	7,549,778	7,535,157	7,473,724

Timberland Fiscal Q4 2018 Earnings
November 1, 2018

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Year Ended
($ in thousands, except per share amounts)	Sept. 30,	Sept. 30,
(unaudited)	2018	2017
Interest and dividend income
Loans receivable	$38,298	$36,385
Investment securities	217	279
Dividends from mutual funds, FHLB stock and other investments	120	88
Interest bearing deposits in banks	3,198	1,586
Total interest and dividend income	41,833	38,338

Interest expense
Deposits	2,778	2,218
FHLB borrowings	--	979
Total interest expense	2,778	3,197
Net interest income	39,055	35,141

Recapture of loan losses	--	(1,250)
Net interest income after recapture of loan losses	39,055	36,391

Non-interest income
Service charges on deposits	4,581	4,518
ATM and debit card interchange transaction fees	3,570	3,343
Gain on sale of loans, net	1,893	2,157
BOLI net earnings	547	546
Servicing income on loans sold	480	417
Recoveries on investment securities, net	68	33
Other	1,405	1,354
Total non-interest income	12,544	12,368

Non-interest expense
Salaries and employee benefits	15,740	14,908
Premises and equipment	3,231	3,082
Loss (gain) on disposition of premises and equipment, net	(102)	5
Advertising	782	698
OREO and other repossessed assets, net	140	22
ATM and debit card processing	1,296	1,405
Postage and courier	456	435
State and local taxes	687	609
Professional fees	1,390	887
FDIC insurance	294	362
Loan administration and foreclosure	336	205
Data processing and telecommunications	1,938	1,870
Deposit operations	1,192	1,074
Other, net	1,797	1,954
Total non-interest expense, net	29,177	27,516

Income before income taxes	$22,422	$21,243
Provision for income taxes	5,701	7,076
Net income	$16,721	$14,167

Net income per common share:
Basic	$2.28	$1.99
Diluted	2.22	1.92

Weighted average common shares outstanding:
Basic	7,334,577	7,136,690
Diluted	7,526,344	7,380,053

Timberland Fiscal Q4 2018 Earnings
November 1, 2018

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2018	2018	2017
Assets
Cash and due from financial institutions	$20,238	$19,552	$17,447
Interest-bearing deposits in banks	128,626	137,274	130,741
Total cash and cash equivalents	148,864	156,826	148,188

Certificates of deposit ("CDs") held for investment, at cost	63,290	63,132	43,034
Investment securities:
Held to maturity, at amortized cost	12,810	7,951	7,139
Available for sale, at fair value	1,154	1,176	1,241
FHLB stock	1,190	1,190	1,107
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	1,785	2,321	3,599

Loans receivable	734,921	726,856	699,917
Less: Allowance for loan losses	(9,530)	(9,532)	(9,553)
Net loans receivable	725,391	717,324	690,364

Premises and equipment, net	18,953	18,515	18,418
OREO and other repossessed assets, net	1,913	2,112	3,301
BOLI	19,813	19,673	19,266
Accrued interest receivable	2,877	2,797	2,520
Goodwill	5,650	5,650	5,650
Mortgage servicing rights, net	2,028	1,980	1,825
Escrow deposit for acquisition	6,900	--	--
Other assets	2,672	2,736	3,372
Total assets	$1,018,290	$1,006,383	$952,024

Liabilities and shareholders' equity
Deposits: Non-interest-bearing demand	$233,258	$229,201	$205,952
Deposits: Interest-bearing	656,248	651,526	631,946
Total deposits	889,506	880,727	837,898

FHLB borrowings	--	--	--
Other liabilities and accrued expenses	4,127	4,762	3,126
Total liabilities	893,633	885,489	841,024

Shareholders' equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,401,177 shares issued and outstanding – September 30, 2018 7,395,927 shares issued and outstanding – June 30, 2018 7,361,077 shares issued and outstanding – September 30, 2017	14,394	14,162	13,286
Unearned shares issued to Employee Stock Ownership Plan ("ESOP")	(133)	(199)	(397)
Retained earnings	110,525	107,065	98,235
Accumulated other comprehensive loss	(129)	(134)	(124)
Total shareholders' equity	124,657	120,894	111,000
Total liabilities and shareholders' equity	$1,018,290	$1,006,383	$952,024

Timberland Fiscal Q4 2018 Earnings
November 1, 2018

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2018	2018	2017
PERFORMANCE RATIOS:
Return on average assets (a)	1.76%	1.78%	1.55%
Return on average equity (a)	14.47%	14.87%	13.23%
Net interest margin (a)	4.35%	4.18%	4.18%
Efficiency ratio	56.94%	55.33%	56.31%

	Year Ended
	Sept. 30,		Sept. 30,
	2018		2017
PERFORMANCE RATIOS:
Return on average assets	1.70%		1.53%
Return on average equity	14.27%		13.65%
Net interest margin	4.23%		4.07%
Efficiency ratio	56.55%		57.92%

	Sept. 30,	June 30,	Sept. 30,
	2018	2018	2017
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$1,317	$2,706	$1,911
Loans past due 90 days and still accruing	--	428	--
Non-performing investment securities	406	433	533
OREO and other repossessed assets	1,913	2,112	3,301
Total non-performing assets (b)	$3,636	$5,679	$5,745

Non-performing assets to total assets (b)	0.36%	0.56%	0.60%
Net charge-offs (recoveries) during quarter	$2	$12	$57
Allowance for loan losses to non-accrual loans	724%	352%	500%
Allowance for loan losses to loans receivable (c)	1.30%	1.31%	1.36%
Troubled debt restructured loans on accrual status (d)	$2,955	$2,960	$3,342

CAPITAL RATIOS:
Tier 1 leverage capital	11.98%	11.80%	11.52%
Tier 1 risk-based capital	17.13%	16.98%	16.31%
Common equity Tier 1 risk-based capital	17.13%	16.98%	16.31%
Total risk-based capital	18.39%	18.24%	17.56%
Tangible common equity to tangible assets (non-GAAP)	11.75%	11.52%	11.13%

BOOK VALUES:
Book value per common share	$16.84	$16.35	$15.08
Tangible book value per common share (e)	16.08	15.58	14.31

________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $323, $155 and $252 reported as non-accrual loans at September 30, 2018, June 30, 2018 and September 30, 2017, respectively.
(e)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q4 2018 Earnings
November 1, 2018

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	September 30, 2018		June 30, 2018		September 30, 2017
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$731,480	5.44%	$727,807	5.24%	$702,171	5.19%
Investment securities and FHLB stock (1)	16,504	2.62	13,378	2.45	12,522	3.23
Interest-bearing deposits in banks and CDs	195,940	2.00	189,120	1.79	159,297	1.26
Total interest-earning assets	943,924	4.68	930,305	4.50	873,990	4.44
Other assets	63,746		60,395		60,365
Total assets	$1,007,670		$990,700		$934,355

Liabilities and Shareholders' Equity
NOW checking accounts	$216,498	0.21%	$214,256	0.21%	$211,046	0.21%
Money market accounts	136,026	0.59	142,557	0.57	127,214	0.37
Savings accounts	150,060	0.06	147,881	0.06	139,162	0.06
Certificates of deposit accounts	141,264	1.24	142,285	1.12	139,975	0.93
Total interest-bearing deposits	643,848	0.48	646,979	0.45	617,397	0.37
FHLB borrowings	--	--	--	--	--	--
Total interest-bearing liabilities	643,848	0.48	646,979	0.45	617,397	0.37

Non-interest-bearing demand deposits	235,498		220,511		202,948
Other liabilities	6,093		4,456		4,693
Shareholders' equity	122,231		118,754		109,317
Total liabilities and shareholders' equity	$1,007,670		$990,700		$934,355

Interest rate spread		4.20%		4.05%		4.07%
Net interest margin (2)		4.35%		4.18%		4.18%
Average interest-earning assets to
average interest-bearing liabilities	146.61%		143.79%		141.56%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q4 2018 Earnings
November 1, 2018

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
($ in thousands)
(unaudited)

	For the Year Ended
	September 30, 2018		September 30, 2017
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$721,472	5.31%	$692,278	5.26%
Investment securities and FHLB Stock (1)	13,885	2.43	11,717	3.13
Interest-bearing deposits in banks and CDs	188,080	1.70	160,165	0.99
Total interest-earning assets	923,437	4.53	864,160	4.44
Other assets	60,728		58,834
Total assets	$984,165		$922,994

Liabilities and Shareholders' Equity
NOW checking accounts	$215,249	0.21%	$207,300	0.22%
Money market accounts	139,138	0.52	125,296	0.35
Savings accounts	145,670	0.06	134,495	0.06
Certificate of deposit accounts	140,463	1.08	143,171	0.87
Total interest-bearing deposits	640,520	0.43	610,262	0.36
FHLB borrowings (2)	--	--	17,096	5.73
Total interest-bearing liabilities	640,520	0.43	627,358	0.51

Non-interest-bearing demand deposits	221,953		187,368
Other liabilities	4,550		4,450
Shareholders' equity	117,142		103,818
Total liabilities and shareholders' equity	$984,165		$922,994

Interest rate spread		4.10%		3.93%
Net interest margin (3)		4.23%		4.07%
Average interest-earning assets to
average interest-bearing liabilities	144.17%		137.75%

          _____________________________________
(1)	Includes other investments
(2)	Rate calculation includes prepayment penalties incurred
(3)	Net interest margin = net interest income /
       average interest-earning assets